UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ____________________________________
FORM SD

SPECIALIZED DISCLOSURE REPORT
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American Railcar Industries, Inc.
(Exact name of Registrant as Specified in its Charter)
 ____________________________________

North Dakota	000-51728	43-1481791
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Clark Street, St. Charles, Missouri		63301
(Address of principal executive offices)		(Zip Code)

Luke M. Williams: (636) 940-6000
(Name and telephone number, including area code, of the person to contact in connection with this report)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2016.

SECTION 1 - Conflict Minerals Disclosure
Items 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit
A copy of American Railcar Industries, Inc.'s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at americanrailcar.com.
SECTION 2 - Exhibits
Item 2.01 Exhibits

(a)	Exhibits

Exhibit Number	Description

Exhibit 1.01	Conflict Minerals Report of ARI

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

American Railcar Industries, Inc.

Date: May 31, 2017	By:	/s/ Jeffrey S. Hollister
	Name:	Jeffrey S. Hollister
	Title:	President and CEO

EXHIBIT INDEX

Exhibit Number	Description

1.01	Conflict Minerals Report of ARI